ASSISTANT SECRETARY'S CERTIFICATE


     I, Elizabeth Keeley, Assistant Secretary of Dreyfus Asset Allocation Fund, Inc, (the "Fund"), hereby certify the following resolution was adopted by written consent dated August 25, 1997 and remains in full force and effect:

          RESOLVED, that the Registration Statement and any and all amendments and supplements thereto may be signed by any one of Elizabeth A. Keeley, Marie E. Connolly, Richard W. Ingram, Mark A. Karpe, John E. Pelletier, Douglas C. Conroy, Mary A. Nelson, Joseph F. Tower and Michael S. Petrucelli as the attorney-in-fact for the proper officers of the Fund, a with full power of substitution and resubstitution; and that the appointment of each of such persons as such attorney-in-fact hereby is authorized and approved; and that such attorneys-in-fact, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such Registration Statement and any and all amendments and supplements thereto, as whom he or she is acting as attorney-in-fact, might or could do in person.

     IN WITNESS WHEREOF, I have hereunto set my hand as Assistant Secretary of the Funds and affixed the seal this 25th day of August, 1997.



                                   /s/ Elizabeth A. Keeley
                                   ______________________________
                                   ELIZABETH A. KEELEY



(Seal)
DREYFUS ASSET ALLOCATION FUND, INC.